TENDER AND VOTING AGREEMENT

THIS TENDER AND VOTING AGREEMENT (this “Agreement”) dated June 1, 2010, is entered into between Covidien Group S.a.r.l., a Luxembourg company (“Parent”), COV Delaware Corporation, a Delaware corporation and direct or indirect wholly owned subsidiary of Parent (“Purchaser”), Warburg, Pincus Equity Partners, L.P., a limited partnership organized under the laws of Delaware, Warburg, Pincus Netherlands Equity Partners I, C.V., a limited partnership organized under the laws of the Netherlands, and Warburg, Pincus Netherlands Equity Partners III, C.V., a limited partnership organized under the laws of the Netherlands (collectively, “Stockholders”), with respect to 27,151,570 shares of common stock, par value $0.01 per share (the “Shares”), of ev3 Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Parent, the Purchaser and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, other than to lower the price to be paid in the Offer or Merger, the “Merger Agreement”) pursuant to which the Purchaser has agreed to make a cash tender offer as described therein and thereafter merge with and into the Company (the “Merger”) with the result that the Company becomes a wholly owned subsidiary of the Parent;

WHEREAS, as of the date hereof, Stockholders beneficially own and have the power to dispose of the Shares and have the power to vote such Shares;

WHEREAS, the Parent and the Purchaser desire to enter into this Agreement in connection with their efforts to consummate the acquisition of the Company;

WHEREAS, Stockholders wish to convey to Parent and Purchaser pursuant to and subject to the terms of this Agreement beneficial ownership of only 22,674,168 of the Shares (such number of Shares being referred to herein as the “Permissible Number”);

WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Covenants.

1.1. Lock-Up.  Subject to Section 1.5, except as contemplated by the Merger Agreement, Stockholders hereby covenant and agree that between the date hereof and the Termination Date, Stockholders will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Shares, or agree to do any of the foregoing, or (b) take any action which would have the effect of preventing or disabling any Stockholder from performing its obligations under this Agreement.  Notwithstanding the foregoing, in connection with any transfer not involving or relating to any Acquisition Proposal (as defined in the Merger Agreement), Stockholders may transfer any or all of the Shares to any Affiliate, subsidiary, partner or member of any Stockholder; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, (A) each Person to which any of such Shares or any interest in any of such Shares is or may be transferred shall have executed and delivered to the Parent and the Purchaser a counterpart to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement, and (B) this Agreement shall be the legal, valid and binding agreement of such Person, enforceable against such person in accordance with its terms.

1.2. No Solicitation.  Between the date hereof and the Termination Date, Stockholders shall not, and shall not authorize or permit, any director, officer, agent, representative, employee, affiliate, advisor, attorney, accountant or associate of any Stockholder or those of its subsidiaries (collectively, “Representatives”) to, directly or indirectly, take any action, in its or their capacity as a stockholder of the Company, that the Company is prohibited from taking pursuant to Section 6.3 of the Merger Agreement.

1.3. Certain Events.  This Agreement and the obligations hereunder will attach to the Shares and will be binding upon any person to which legal or beneficial ownership of any or all of the Shares passes, whether by operation of Law or otherwise, including without limitation, each Stockholder’s successors or assigns.  This Agreement and the obligations hereunder will also attach to any additional shares of common stock issued to or acquired by any Stockholder, but such additional shares shall not be Optioned Shares for purposes of this Agreement.

1.4. Grant of Proxy; Voting Agreement.

(a) Each Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Shares and hereby grants Parent until the Termination Date a limited irrevocable proxy to vote the Permissible Number of Shares as to which such Stockholder has voting power for such Stockholder and in such Stockholder’s name, place and stead, at any annual or special meeting of the stockholders of the Company, as applicable, or at any adjournment thereof, whether before or after the Share Acceptance Time (as defined in the Merger Agreement), solely for the adoption of the Merger Agreement and the approval of the Merger.  The Parent hereby acknowledges that the proxy granted hereby shall not be effective for any other purpose.  The parties acknowledge and agree that neither the Parent, nor the Parent’s successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever to the Stockholders in connection with or as a result of any voting by the Parent of the Permissible Number of Shares subject to the irrevocable proxy hereby granted to the Parent at any annual or special meeting of the stockholders of the Company for the purpose set forth herein.

(b) During the term of this Agreement, each Stockholder agrees to vote the Shares as to which such Stockholder has voting power and has not given a proxy pursuant to paragraph (a) above in favor of or give its consent to, as applicable, a proposal to adopt the Merger Agreement and thereby approve the Merger at any annual or special meeting of the stockholders of the Company.  In addition, notwithstanding the foregoing grant to the Parent of the irrevocable proxy on the Optioned Shares, if the Parent elects not to exercise its rights to vote the Permissible Number of Shares pursuant to the irrevocable proxy, Stockholders also agree to vote the Permissible Number of Shares in favor of or give their consent to, as applicable, a proposal to adopt the Merger Agreement and thereby approve the Merger at any annual or special meeting of the stockholders of the Company.

(c) This irrevocable proxy shall not be terminated by any act of the Stockholders or by operation of law (including, without limiting the foregoing, by the dissolution or liquidation of any corporation or partnership).  If between the execution hereof and the Termination Date, if any corporation or partnership holding the Shares should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates representing the Shares shall be delivered by or on behalf of Stockholders in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by the Parent hereunder shall be as valid as if such dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not the Parent has received notice of such dissolution, liquidation or other event.

1.5. Tender of Shares.  Stockholders agree, in exchange for the consideration described in the Merger Agreement, to tender the Shares to the Purchaser in the Offer not later than five (5) Business Days following the commencement of the Offer (such Shares being referred to herein as the “Tender Shares”); provided, however, that Stockholders may withdraw any Tender Shares so tendered above at any time following the termination or expiration of the Offer without Purchaser purchasing all shares of common stock tendered pursuant to the Offer in accordance with its terms; provided, further, that Stockholders shall not have any obligation under this Section 1.5 to tender the Tender Shares into the Offer if that tender could cause any Stockholder to incur liability under Section 16(b) of the Exchange Act.

1.6. Option.

(a) On the terms and subject to the conditions set forth herein, the Stockholders hereby grant to Parent an irrevocable option (the “Option”) to purchase all of the right, title and interest of the Stockholders in and to the Permissible Number of the Stockholders’ Shares (the "Optioned Shares") with a price per share equal to the Offer Price.  Parent may exercise the Option in whole, but not in part, if, but only if, (i) the Purchaser has acquired shares of common stock pursuant to the Offer and (ii) the Stockholders have failed to tender into the Offer at least the Permissible Number of Shares or shall have withdrawn the tender of a number of Shares equal to or greater than the Permissible Number in breach of this Agreement.  The Parent may exercise the Option at any time within the sixty (60) days following the date when such Option first becomes exercisable.

(b) In the event that the Parent is entitled to and wishes to exercise the Option, the Parent shall send a written notice to Stockholders specifying the place and the date for the closing of such purchase, which date shall be not more than sixty (60) days after the date of such notice; provided that in the event that prior notification to, or approval of, any Governmental Entity is required in connection with the exercise of the Option or there shall be in effect any preliminary or final injunction or other order issued by any Governmental Entity prohibiting the exercise of the Option, the period of time during which the date of the closing may be fixed shall be extended until the tenth (10th) day following the last date on which all required approvals shall have been obtained, all required waiting periods shall have expired or been terminated and any such prohibition shall have been vacated, terminated or waived.

(c) At the closing of the purchase of Stockholders’ Optioned Shares pursuant to exercise of the Option, simultaneously with the payment by the Parent of the purchase price for Stockholders’ Optioned Shares, the Stockholders shall deliver, or cause to be delivered, to the Purchaser certificates representing the Optioned Shares duly endorsed to the Parent or accompanied by stock powers or other transfer documents duly executed by the Company in blank, together with any necessary stock transfer stamps properly affixed, free and clear of all Liens.

(d) The Parent, the Purchaser or the Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 1.6 to Stockholders such amounts as are required to be withheld under the Code or the Treasury Regulations thereunder or any other Tax Law.

1.7. Public Announcement.  Stockholders shall consult with the Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of the Parent (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law, including any filings with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  This Section 1.7 shall terminate and be null and void upon the earlier of (a) the Termination Date and (b) consummation of the Merger.

1.8. Disclosure.  Stockholders hereby authorize the Parent and the Purchaser to publish and disclose in any announcement or disclosure required by the SEC, The Nasdaq Stock Market or any other national securities exchange and in the Offer Documents and, if necessary, the Proxy Statement (including all documents and schedules filed with the SEC in connection with either of the foregoing), Stockholders’ identities and ownership of the Shares and the nature of Stockholders’ commitments, arrangements and understandings under this Agreement.  The Parent and the Purchaser hereby authorize Stockholders to make such disclosure or filings as may be required by the SEC or The Nasdaq Stock Market or any other national securities exchange.

2. Representations and Warranties of Stockholders.  Each Stockholder hereby represents and warrants to the Parent and the Purchaser, as of the date hereof and as of the date the Purchaser purchases Tender Shares from such Stockholder pursuant to the Offer, that:

2.1. Ownership.  As of the date hereof, Stockholders hold of record or beneficially the Shares set forth on Schedule I, in each case, except as set forth on Schedule I, free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever, other than those arising under the securities laws or under the Company’s governance documents (collectively, “Liens”).  At the time the Purchaser purchases Tender Shares from such Stockholder pursuant to the Offer, such Stockholder will transfer and convey to the Purchaser good and marketable title to such Tender Shares, free and clear of all Liens created by or arising through such Stockholder.

2.2. Authorization.  Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has the power to vote and the power to dispose of the Shares with no restrictions on its voting rights or rights of disposition pertaining thereto, except as set forth in this Agreement or that may exist pursuant to the securities laws.  Such Stockholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

2.3. No Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require such Stockholder to file or register with, or obtain any permit, authorization, consent or approval of, any Governmental Entity other than filings with the SEC pursuant to the Exchange Act, or (b) violate, or cause a breach of or default under, or conflict with any contract, agreement or understanding, any Law binding upon such Stockholder, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have a material adverse effect on such Stockholder’s ability to satisfy its obligations under this Agreement.  As of the date hereof, no proceedings are pending which, if adversely determined, will have a material adverse effect on such Stockholder’s ability to vote or dispose of any of the Shares.

2.4. Stockholder Has Adequate Information.  Such Stockholder is a sophisticated seller with respect to the Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Shares and has independently and without reliance upon either the Purchaser or the Parent and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.  Such Stockholder acknowledges that neither the Purchaser nor the Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.  Such Stockholder acknowledges that the agreements contained herein with respect to the Shares held by such Stockholder are irrevocable (prior to the Termination Date).

2.5. No Setoff.  Such Stockholder has no liability or obligation related to or in connection with the Shares other than the obligations to the Parent and the Purchaser as set forth in this Agreement.

3. Representations and Warranties of the Parent and the Purchaser.  The Parent and the Purchaser hereby represent and warrant to the Stockholders, as of the date hereof that:

3.1. Authorization.  The Parent and the Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The Parent and the Purchaser have duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of each of the Parent and the Purchaser, enforceable against each of the Parent and the Purchaser in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

3.2. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or cause a breach of or default under, any contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any Governmental Entity, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on either the Parent’s or the Purchaser’s ability to satisfy its obligations under this Agreement.

4. Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement shall survive the Termination Date.  The respective representations and warranties of Stockholders, the Parent and the Purchaser contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto.

5. Specific Performance.  Stockholders acknowledge that the Parent and the Purchaser will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholders which are contained in this Agreement.  It is accordingly agreed that, in addition to any other remedies which may be available to the Parent and the Purchaser upon the breach by Stockholders of such covenants and agreements, the Parent and the Purchaser shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

6. Miscellaneous.

6.1. Term.  This Agreement and all obligations hereunder shall terminate upon the earlier of (a) the Effective Time, (b) the End Date, (c) the date of any modification, waiver, change or amendment of the Offer or the Merger Agreement executed after the date hereof that results in a (i) a decrease in the Offer Price or Merger Consideration (each as defined in the Merger Agreement on the date hereof) or (ii) a change in the form of consideration to be paid in the Offer or in the form of Merger Consideration, and (d) the termination of the Merger Agreement in accordance with its terms (the earliest of (a), (b), (c) and (d), the “Termination Date”).  Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 6.1 shall relieve any party from liability for any willful breach of this Agreement prior to termination hereof, and (ii) the provisions of this Article 6 shall survive any termination of this Agreement.

6.2. Capacity as a Stockholder; Fiduciary Duties.  Notwithstanding anything in this Agreement to the contrary: (a) no Stockholder makes any agreement or understanding herein in any capacity other than in such Stockholder’s capacity as a record holder and beneficial owner of Shares, and not in such Stockholder’s capacity as a director, officer or employee of the Company or any of Company Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust, and (b) nothing herein will be construed to limit or affect any action or inaction by such Stockholder or any Representative of such Stockholder, as applicable, serving on the Company Board or on the board of directors of any Subsidiary of the Company or as an officer or fiduciary of the Company, any Subsidiary of the Company or any employee benefit plan or trust, acting in such person’s capacity as a director, officer, trustee and/or fiduciary.

6.3. Expenses.  Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement.  Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

6.4. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

6.5. Entire Agreement.  This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter.  This Agreement may be amended only by a written instrument duly executed by the parties hereto.

6.6. Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7. Assignment.  Without limitation to Section 1.1 and subject to this Section 6.7, this Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Purchaser may freely assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) the Parent, (ii) the Parent and one or more direct or indirect wholly-owned Subsidiaries of the Parent, (iii) one or more direct or indirect wholly-owned Subsidiaries of the Parent, or (iv) any direct or indirect holder of five percent (5%) or more of the capital stock of the Parent or any Subsidiary thereof (each an "Assignee").  Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests, and obligations hereunder to one or more additional Assignees; provided, however, that (x) in no event will any assignment to an Assignee cause a material delay or impair the ability of the Parent and the Purchaser to consummate the Transactions and (y) in connection with any assignment to an Assignee, the Parent and the Purchaser (and the assignor, if applicable) shall agree to remain liable for the performance by the Parent and the Purchaser (and such assignor, if applicable) of their obligation hereunder.

6.8. Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be an original, but each of which together shall constitute one and the same Agreement.

6.9. Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a) if to the Parent or the Purchaser, to:

c/o Covidien
15 Hampshire Street
Mansfield, Massachusetts 02048
Attn:	Matthew Nicolella, Vice President – Chief Mergers & Acquisitions Counsel
Email:	matthew.nicolella@covidien.com
Telephone:	(508) 261-8044
Facsimile:	(508) 261-8544

with a copy to:
Ropes & Gray LLP
One International Place
Boston, Massachusetts  02110
Attn:             Paul M. Kinsella
Email:            paul.kinsella@ropesgray.com
Telephone:   (617) 951-7921
Facsimile:      (617) 951-7050

(b) If to Stockholders, to the addresses indicated on Schedule I hereto.

Any party may by notice given in accordance with this Section 6.9 to the other parties designate updated information for notices hereunder.

6.10. Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to its principles of conflicts of Laws.

6.11. Enforceability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, absent agreement among the parties, a court is authorized to so modify this Agreement.

6.12. Further Assurances.  From time to time, at the Parent’s request and without further consideration, subject to the terms and conditions of this Agreement, Stockholders shall execute and deliver to the Parent such documents and take such action as the Parent may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in the Parent good, valid and marketable title to the Shares.

6.13. Remedies Not Exclusive.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.14. Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.15. No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s certificate of incorporation, the possible acquisition of the Shares by the Parent and the Purchaser pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

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IN WITNESS WHEREOF, the Parent, the Purchaser and Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

COVIDIEN GROUP S.A.R.L.

By:	/s/ Michelangelo Stefani

Name:	Michelangelo Stefani

Title:	General Manager

COV DELAWARE CORPORATION

By:	/s/ Matthew J. Nicolella

Name:	Matthew J. Nicolella

Title:	Vice President and Assistant Secretary

STOCKHOLDERS:

WARBURG, PINCUS EQUITY PARTNERS, L.P.

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS I, C.V.

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III, C.V.

By:	Warburg Pincus Partners, LLC,
General Partner

By:	Warburg Pincus & Co., Managing Member

By: /s/ Scott A. Arenare Name: Scott A. Arenare Title: Partner

Schedule I

27,151,570 Shares

Notice Address:

Scott A. Arenare, Esq.

Managing Director and General Counsel

Warburg Pincus LLC

450 Lexington Avenue

New York, New York  10017

(212) 878-0600